AMENDMENT, as of this 30th day of September, 2003, to a Stock and Promissory Notes Purchase Agreement ("Agreement") dated as of September 29, 2003, between GNB BANK (PANAMA) S.A., a bank organized under the laws of Panama and HISPANIC TELECOMMUNICATIONS HOLDING, S.A., a corporation organized under the laws of Luxembourg.

                                    RECITALS

               A. Capitalized terms when used herein shall have the meanings set forth in the Agreement, unless the text hereof specifically provides to the contrary.

               B. As an inducement to the Seller entering into the Agreement, the Purchaser is willing to take certain actions as is set forth below and on the terms and conditions stated.

               NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is acknowledged, it is agreed as follows:

               1. Effective as of this date, (i) the Purchaser will pay to PHGW (in immediately available New York Clearing House Funds in United States dollars) the sum of US$12,500,000 for its subscription for, and in order to receive from PHGW, shares of its common stock, par value US$.001 per share ("Shares") at a purchase price per share of US$1.13; and (ii) to concurrently cause PHGW and its wholly owned subsidiary, Phone 1, Inc. to repay to Seller, in full, the principal amount of an overdraft facility (currently having an outstanding principal balance of US$[ ], inclusive of interest to the date of repayment ("Overdraft"). The balance of the proceeds from the purchase by Purchaser of the Shares shall be used as working capital by PHGW.

               2. Purchaser acknowledges that it need sign such subscription documents as is customary for transactions of this kind with a United States public entity, containing in addition, in favor of PHGW, substantially the same representations, warranties, covenants and undertakings of Purchaser given by it to the Seller in Section 2 of the Agreement and the certificates for the Shares will contain substantially the same legend as is referred to in Section 2(h) of the Agreement.

               3. Except as herein specifically amended, the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


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                                   GNB BANK (PANAMA) S.A.

                                   By:______________________

                                   HISPANIC TELECOMMUNICATIONS HOLDING S.A.

                                   By:_____________________________________



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